Exhibit 99.9

Mordor Intelligence Pvt. Ltd

11th Floor, Rajapushpa Summit

Nanakramguda Rd, Financial District, Gachibowli

Hyderabad, Telangana – 500032

India

Attention: The Board of Directors

Date: 13 – 03 – 2025

Re: Leading Group Limited’s Registration Statement on Form F-4

Dear Sirs or Madams:

We, Mordor Intelligence Pvt Ltd, hereby consent to the filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form F-4 (the “F-4”), and any amendments thereto, of BSKE Ltd. (the “Company”), and any related proxy statements/prospectuses of (i) our name and all references thereto, (ii) the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Industry Report”), and any subsequent amendments to the Industry Report, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, on the websites of the Company and its subsidiaries and affiliates or in other publicity materials, in institutional and retail road shows and other activities. We also hereby consent to the filing of this letter as an exhibit to the F-4.

We further consent to the reference to our firm, under the caption “Industry Overview” in the F- 4, as acting in the capacity of an independent research firm, regarding the industry and market position of Leading in China, in relation to the Industry Report and the matters discussed therein.

Bharadwaj Obula Reddy
CEO
Mordor Intelligence Pvt. Ltd.